Exhibit 99.1

Palm Issues $50 Million Convertible Note
New Capital Strengthens Balance Sheet

          SANTA CLARA, Calif., Dec. 7 /PRNewswire/ — Palm, Inc. (Nasdaq: PALM), a leading provider of handheld computers, today announced it has issued a $50 million convertible note to an investor it did not identify. Palm will use the funds to strengthen its balance sheet and to support wireless and enterprise initiatives.
          “This capital commitment demonstrates a high level of external confidence in Palm,” said Eric Benhamou, Palm chairman of the board and chief executive officer.
          The note has a 5-year term, a 5.0 percent coupon rate, and is convertible into Palm common stock at $4.63 per share, which represents 130 percent of the weighted average price of Palm’s common stock for the five days prior to closing. Palm may force a conversion at any time beyond one year of the closing, provided Palm’s common stock has traded above $7.13 per share for a defined period of time.
          “We’re moving ahead on our strategic objectives — returning to profitability, executing on our enterprise strategy and delivering an ARM-based set of solutions to the marketplace,” Benhamou said.
          Palm and its new management team have made substantial progress re-engineering business operations and reducing costs. The company is focused on the development of new wireless solutions, many of which will be targeted at large enterprises, and is proceeding with the separation of its platform and solutions businesses. By the end of calendar year 2001, Palm’s Platform Solutions Group, which develops and licenses the Palm operating system, is expected to become a separate internal subsidiary of Palm, Inc. The separation will increase focus and drive innovation in the platform business as well as its sister business, the Solutions Group.

          About Palm, Inc.
          Palm, Inc. is a pioneer in the field of mobile and wireless Internet solutions and a leading provider of handheld computers, according to IDC (December 2000). Based on the Palm OS(R) platform, Palm’s handheld solutions allow people to carry and access their most critical information wherever they go. Palm(TM) handhelds address the needs of individuals, enterprises and educational institutions through thousands of application solutions.
          The Palm OS platform is also the foundation for products from Palm’s licensees and strategic partners, such as Acer, Franklin Covey, HandEra (formerly TRG), Handspring, IBM, Kyocera, Samsung, Sony and Symbol Technologies. Platform licensees also include AlphaSmart, Garmin and Nokia. The Palm Economy is a growing global community of industry-leading licensees, world-class OEM customers, and approximately 175,000 innovative developers and solution providers that have registered to develop solutions based on the Palm OS platform. Palm went public on March 2, 2000. Its stock is traded on the Nasdaq national market under the symbol PALM. More information is available at http://www.palm.com.

          NOTE: Palm OS is a registered trademark, and Palm is a trademark of Palm Inc. Other brands may be trademarks of their respective owners.

          SOURCE Palm, Inc.